Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”), dated July 23, 2015 (“Effective Date”), is entered into by and between Thomas W. Chalberg, Jr. (“Executive”) and Avalanche Biotechnologies, Inc. (“Company”). The term “Parties” or “Party” used herein shall refer to Executive, Company, or both, as may be appropriate.

WHEREAS, on or about November 5, 2014, Executive entered into a Change in Control and Severance Agreement with Company (the “Severance Agreement”) covering terms and conditions of Executive’s termination of employment with Company;

WHEREAS, Executive has decided to resign his employment with Company and acknowledges and agrees that such resignation is not a “Covered Termination” as defined in the Severance Agreement;

WHEREAS, Company has agreed to provide Executive with certain consideration in exchange for Executive’s provision of the Services (as defined below) and agreement to sign and abide by the terms of this Separation Agreement; and

WHEREAS, the Parties have agreed to enter into this Separation Agreement and release any and all claims set forth in Section 4 below.

NOW, THEREFORE, in consideration of the covenants undertaken and the release contained in this Separation Agreement, the Parties hereby agree as follows:

1.         Resignation of Employment. Executive hereby acknowledges and agrees that he has resigned his employment with Company as of the Effective Date, including from his position as Chief Executive Officer and President of Company and as a member of Company’s Board of Directors (the “Board”) and from any and all positions and offices Executive has with Company’s subsidiaries and/or affiliates, including any fiduciary or other committee with respect to any benefit plan of Company or any of Company’s subsidiaries and/or affiliates as of the Effective Date. Executive acknowledges that he is not resigning as a member of the Board due to any disagreement with Company in any matter relating to Company’s operations, policies or practices. All personnel and related employment files will indicate that this is a voluntary resignation by Executive. Executive acknowledges that, other than payment of accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, he is not entitled to any of the benefits set forth in Section 3 of the Severance Agreement as a result of his termination of employment. Subject to Executive’s provision of the Services (as defined in Paragraph 3 hereof), Executive shall continue to vest in his outstanding equity awards set forth on Exhibit A (the “Equity Awards”) in accordance with the applicable vesting schedule and Paragraph 3(b)(ii) hereof; provided, that, Executive agrees that the shares subject to the Equity Awards that are scheduled to vest following expiration of the Consulting Period (as defined in Paragraph 3 hereof) and identified under the column entitled “Shares Forfeited” on Exhibit A shall be forfeited as of the Effective Date and shall not be eligible for vesting under any circumstances.

2.         Definitions.

    (a)         “Cause” will be determined in the sole discretion of the Board and will mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) willful and material breach of Executive’s duties to provide the Services; (iii) intentional and material damage to Company’s property; (iv) material breach of the Proprietary Information and Inventions Assignment Agreement, by and between Company and Executive, dated as of the Effective Date, and attached hereto as Exhibit B; or (v) material breach of any of the provisions of this Separation Agreement.

    (b)         “Good Reason” shall mean any of the following actions taken without Cause by Company or a successor corporation or entity without Executive’s consent: (i) substantial reduction of the Consulting Fee (as defined in Paragraph 3 hereof); (ii) failure or refusal of a successor to Company to assume Company’s obligations under this Agreement in the event of a Change in Control (as defined in the Severance Agreement); or (iii) the requirement that Executive cease other employment or consulting engagements, unless such employment and/or consulting engagement results in a direct conflict with Company’s business or otherwise violates Paragraph 3(e) hereof. Notwithstanding the foregoing, a termination of consultancy shall not constitute “Good Reason” unless the event or condition giving rise to such termination of consultancy continues for more than thirty (30) calendar days following Executive’s written notice of such event or condition constituting “Good Reason” provided to Company within ninety (90) calendar days of the first occurrence of such event or condition and such resignation is effective within thirty (30) calendar days following the end of such notice period.

3.         Consulting Arrangement. Subject to the effectiveness of this Separation Agreement, Company hereby agrees to retain Executive as an independent contractor and Scientific Advisor until the first anniversary of the Effective Date (the “Consulting Period”). The Consulting Period and the consulting arrangement may be terminated by either Party upon 30 days’ written notice pursuant to the notice provisions in Paragraph 16 hereof. During the Consulting Period, Executive agrees to provide services relating to the area of (i) gene therapy for ophthalmology or (ii) other applications of AAV-based gene therapy for which the Company has ongoing research, or that are under consideration to initiate research (the “Field”) upon the Company’s request, and cooperate fully with Company and assist Company with all reasonable management, operational, scientific research and development, and transitional matters, including by being available for consultations and meetings, responding to any informational requests, and cooperation and assistance in defending any litigation against the Company according to the terms described in Section 3(a) (the “Services”). In the performance of the Services, the Parties agree that Executive shall be, and at all times is, acting and performing as an independent contractor in the performance of Executive’s duties. Executive shall complete the Services according to Executive’s own means and methods of work, which shall be in Executive’s exclusive charge and control. Executive shall not be an employee or agent of Company and shall not have any right to bind Company or to transact any business in its name or on its behalf in any manner or form. With respect to Executive’s position with Company during the Consulting Period, Executive shall not make any representation that Executive is other than an independent contractor.

    (a)         During the first three (3) months of the Consulting Period, Executive shall devote up to thirty-two (32) hours per week providing the Services, during the second three (3) months of the Consulting Period, Executive shall devote up to twenty (20) hours per week providing the Services, and for the remaining six months of the Consulting Period, Executive will be reasonably available to provide the Services at the request of the Board or Company’s interim or permanent Chief Executive Officer from time to time scheduled with a reasonable amount of prior notice not to exceed eight (8) hours per week providing the Services.

    (b)         In exchange for Executive providing Services during the Consulting Period and provided Executive does not breach in a material respect any of the provisions of this Separation Agreement, Executive shall be entitled to the benefits set forth in clauses (i) through (iv) below. It is hereby acknowledged and agreed that Executive’s engagement hereunder shall not entitle him to the benefit of any employee plans or programs maintained by Company or any government instrumentality, including any sick pay, paid vacation, health and other insurance, and/or any other benefits other than the benefits set forth in clauses (i) through (iv) below.

    (i)         Company shall pay Executive a fee of $41,666.67 per month (pro rated for any partial month of Service provided) during the Consulting Period (the “Consulting Fee”), which shall be payable within thirty (30) days following the end of each month; provided, that, the fee for the last month of the Consulting Period shall be conditioned upon and subject to Executive executing a release of claims in substance as set forth in Paragraph 4 hereof as of the date of termination of his consultancy in a form reasonably acceptable to Company (the “Consulting Agreement Release”) and attached as Exhibit C.

    (ii)         Executive shall continue to vest in the Equity Awards during the Consulting Period, up to the maximum amounts (the “Maximum Amounts”) noted on Exhibit A in the column titled “Maximum Number of Shares that may Vest during Consulting Period”, subject to the terms and conditions set forth in this Separation Agreement; provided, that, in the event a Change in Control occurs within twelve months following the Effective Date, up to the Maximum Amounts of the Equity Awards shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested and if, applicable, become exercisable had Executive continued to provide consulting services through the end of the Consulting Period and Executive shall not be entitled to any additional vesting thereafter regardless of whether Executive continues to provide Services following the Change in Control; provided, further, that, the vesting of the last monthly installment of the Equity Awards scheduled to vest under this Separation Agreement shall be subject to Executive executing the Consulting Agreement Release. The Parties agree that Executive will have up to ninety (90) calendar days following the end of his consultancy to exercise any vested Equity Awards.

    (iii)         If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (A) the date that is eighteen months following the Effective Date and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (2) Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments, which shall be payable within thirty (30) days following the end of each month to which such amounts relate, provided; that, during the Consulting Period, if a good faith determination, made in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii), has been made that Executive has not incurred a termination of employment for Section 409A purposes, such payments to be made directly to the Executive shall be delayed until a termination under such Regulation has occurred. Following Executive’s termination, all unpaid amounts due hereunder shall be paid in a lump sum to Executive within thirty (30) days following his date of termination. After Company ceases to pay premiums pursuant to this Paragraph 3(b)(iii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

         (iv)         Company will reimburse Executive for all expenses actually incurred by Executive in performing the Services, including but not limited to travel and accommodation expenses, so long as such expenses are reasonable and necessary as determined by Company and approved in advance by Company. Executive shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to Company.

    (c)         Termination of Consulting Period.

         (i)         In the event Executive’s consultancy is terminated by Company without Cause or by Executive for Good Reason, subject to Executive executing the Consulting Agreement Release, (i) Executive shall be entitled to payment of Consulting Fee through the remainder of the Consulting Period, payable on the same schedule as if his consultancy had not been terminated, and (ii) the Equity Awards shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested and if, applicable, become exercisable had Executive continued to provide the Services through the end of the Consulting Period.

         (ii)         In the event Executive’s consultancy is terminated by Executive without Good Reason, by Company for Cause or by reason of Executive’s death or disability, Executive shall be entitled to the accrued but unpaid Consulting Fee, but shall not be entitled to any further payment of the Consulting Fee and shall cease vesting in his Equity Awards as of the date of such termination.

    (d)        Tax Obligations. Executive agrees and understands that Executive will fully assume any and all tax obligations on any payment or consideration paid to Executive pursuant to this Paragraph 3, that he shall be exclusively liable for the payment of any and all Federal, state, and local taxes which may be determined to be due as a result of any such payment or consideration paid and that he shall reimburse, defend, indemnify and hold Company and each of its affiliates harmless from and against any liability, costs, expenses, and fees (including attorneys’ fees) arising from or relating to such taxes, contributions or other amounts. Executive shall take all action and comply with all applicable administrative regulations necessary for the payment by Executive of such taxes and/or contributions.

    (e)        Non-Competition. Executive acknowledges and agrees that Executive’s services pursuant to this Paragraph 3 are unique and extraordinary, and that Executive has had and will have access to Confidential Information of Company which is vital to the success of Company’s business. Executive further acknowledges that the business of Company is national in scope and cannot be confined to any particular geographic area of the United States. For the foregoing reasons, and in consideration for the Consulting Fee offered by Company, Executive hereby agrees that during the Consulting Period, Executive shall not accept employment nor engage as a consultant with any business in the Field.

    (f)        Executive agrees to execute the Proprietary Information and Inventions Assignment Agreement, by and between Company and Executive, attached hereto as Exhibit B, concurrently with the execution of this Separation Agreement.

4.         Releases.

    (a)         Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, an “Executive Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Executive Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of Executive’s execution of this Separation Agreement including, without limiting the generality of the foregoing, any Executive Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, Section 17200 of the California Business and Professions Code, or any other federal, state or local law, regulation, or ordinance, or any Executive Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to any obligation of Company to Executive pursuant to any of the following: (1) any obligation created by or arising out of this Separation Agreement, (2) any right to indemnification that Executive may have pursuant to the Indemnification Agreement, dated July __, 2014, between Executive and Company or under California Labor Code Section 2802; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; or (4) any vested rights under any Company benefit plans, including, but not limited to payment of benefits that Executive may have under a retirement plan sponsored or maintained by Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this release does not cover any Executive Claim that cannot be so released as a matter of applicable law. Executive does not release or waive his right to enforce this Separation Agreement.

    (b)         Executive intends that this Separation Agreement also operates as a waiver of all presently unknown claims, injuries, and/or damages, whether developed or undeveloped, even those now unknown or unsuspected. Thus, Executive expressly waives the provisions of Section 1542 of the California Civil Code, which reads: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542 of the California Civil Code, and for the purpose of implementing the full and complete release and discharge intended by the Parties, Executive expressly acknowledges that this Separation Agreement is intended to include in its effect, without limitation, claims and causes of action which Executive does not know of or suspect to exist in his favor at the time of execution of this Separation Agreement and that Executive intends by this Separation Agreement to extinguish all such claims and causes of action.

    (c)         Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

    (d)         Company, on behalf of itself, its Board of Directors and each of its parents, subsidiaries and affiliates, and each of them, hereby covenants not to sue Executive and fully releases and discharges Executive, his descendants, dependents, heirs, executors, administrators, assigns, attorneys, advisors, and successors, hereinafter together and collectively referred to as the “Executive Releasees,” with respect to and from any and all claims, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Company Claim”), which it now owns or holds or it has at any time heretofore owned or held or may in the future hold as against Executive (including, without limitation, any Company Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, or independent contractor of Company, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), resulting from any act or omission by or on the part of said Executive, committed or omitted prior to the date of Company’s execution of this Separation Agreement; provided, that, Company Claim shall not include any claim arising out of any act or failure to act by Executive that constitutes gross negligence, willful misconduct or fraud, which claims are expressly excluded in their entirety from the foregoing release and are unaffected thereby.

5.         Press Release; Other Disclosures. On or about the Effective Date, Company shall issue a press release, agreed to by Executive and attached hereto as Exhibit D addressing Executive’s resignation from employment and resignation from the Board. Executive agrees that he shall not issue any press release or any other public statement regarding the reasons for his resignations, but will send an email to employees of the Company, attached hereto as Exhibit E. Executive acknowledges that Company will make such other public disclosures and filings relating to Executive’s resignation from employment, resignation from the Board, compensation as an employee or consultant of Company, and engagement to provide the Services to Company as it deems advisable or necessary, including pursuant to the requirements of the Securities Exchange Act of 1934, as amended. In addition, the Company shall provide Executive with a letter of reference, signed by the Chairman of the Board, attached hereto as Exhibit F.

6.         Non-Disparagement.

    (a)         Executive agrees not to make, repeat, authorize, or permit any person under his control to make any public statements, comments, remarks, or publications of any type or of any nature which would tend to disparage or actually disparage the reputation of Company (including its products, services or its business decisions), the Releasees, their current directors, officers, or any of them, at any time now or in the future.

    (b)         Company agrees that it will direct its directors and executive officers not to make, repeat, authorize, or permit any person under his or her control to make any public statements, comments, remarks, or publications of any type or of any nature which would tend to disparage or actually disparage the reputation of Executive at any time now or in the future. Company agrees that any statements about Executive’s departure will state that such departure was a voluntary resignation by Executive.

    (c)         Nothing set forth in this Paragraph 6 shall be interpreted to prohibit Executive or Company’s directors or executive officers from making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

7.         Covenants.

    (a)         Executive agrees that he shall continue to be bound by the terms and conditions of the covenants set forth in Section 10 of the Severance Agreement relating to confidentiality and non-solicitation. Executive hereby agrees to promptly return all Confidential Information (as defined in the Severance Agreement) pursuant to the terms and conditions of Section 10(a) of the Severance Agreement. Executive and Company agree to execute the Consulting Agreement Release as of the date of termination of the consultancy hereunder.

    (b)         Executive agrees that he shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Company, however or whenever acquired, prior to January 1, 2016 (the period expiring on such date, the “Lock-Up Period”), other than pursuant to his 10b5-1 trading plan existing as of the Effective Date (the “Existing Trading Plan”); provided, that, nothing in this clause (b) shall restrict Executive from entering into a new or additional 10b5-1 trading plan (a “Trading Plan”) in compliance with the Insider Trading Compliance Policy of Company attached hereto as Exhibit G (as the same may be amended, modified or supplemented from time to time, the “Policy”) for dispositions of securities of Company following expiration of the Lock-up Period, the terms and conditions of which shall be subject to prior review and approval by the Board (such approval not to be unreasonably withheld). Following expiration of the Lock-Up Period, Executive may dispose of securities of Company in compliance with the Policy.

    (c)         Executive acknowledges that, pursuant to Section IV.C of the Policy, he will remain subject to the Policy following termination of any services to Company for so long as he is in possession of material non-public information relating to Company or its business. Further, in light of Executive’s unique knowledge of Company and its business and his continuing role at Company pursuant to the consulting arrangement under this Separation Agreement, Executive agrees that during the Consulting Period, until such time as he and the Board mutually agree that Executive is no longer in possession of material non-public information relating to Company or its business, neither he nor persons or entities associated with him will undertake any transactions in securities of Company outside of a Trading Plan approved by the Board in accordance with Paragraph 7(b) hereof or the Existing Trading Plan.

    (d)         Subject to compliance with applicable law and the terms and conditions of that certain Amended and Restated Investor Rights Agreement, dated as of April 16, 2014 (the “Rights Agreement”), by and among Company and certain investors identified therein, Company agrees, following expiration of the Lock-Up Period, to cause the removal of the restrictive legends referenced in Section 2.1(c) of the Rights Agreement from restricted shares of Company common stock beneficially owned by Executive; provided, that, Executive or the record holder of such shares will (i) execute and deliver to Company a letter of representations and warranties in form and substance reasonably satisfactory to Company, including, without limitation, representations and warranties affirming Executive’s non-affiliate status at that time and other matters relating to compliance with Rule 144 under the Securities Act of 1933, as amended, (ii) a copy of the relevant stock certificate(s) or a current account or book-entry statement evidencing possession of the relevant shares, and (iii) such other documents or instruments as Company or its transfer agent or counsel may reasonably request.

    (e)         Executive agrees that Executive shall not, directly or indirectly, communicate with any current or former employee of Company regarding any Company business, other than with Company’s interim or permanent Chief Executive Officer or members of Company’s Board of Directors or as otherwise directed by any such persons.

8.         Future Cooperation. Executive agrees to (a) provide truthful and reasonable cooperation, including but not limited to appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to Executive’s employment or area of responsibility with Company, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (b) to provide Company attorneys all documents in Executive’s possession or control relating to such regulatory or litigation matters unless such documents are otherwise protected by the attorney-client privilege. Following the Consulting Period, Executive will make himself available for such future cooperation on reasonable notice and at mutually convenient dates and times and will be compensated at a mutually agreeable hourly rate for his time and will be reimbursed for all expenses actually incurred.

9.         Representations.

    (a)         Executive acknowledges and agrees that the payments and benefits provided under this Separation Agreement: (i) are in full discharge of any all liabilities and obligations of Company and/or any of Company’s subsidiaries and/or affiliates to Executive, monetarily or otherwise, including but not limited to any and all obligations arising under the Severance Agreement and any other alleged written or oral employment or consulting agreement, policy, plan or procedure of Company and/or any alleged understanding or arrangement between Executive and Company and/or any of Company’s subsidiaries and/or affiliates; and (ii) exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, plan or procedure of Company and/or any agreement between Executive and Company and/or any of Company’s subsidiaries and/or affiliates, other than the Severance Agreement.

    (b)         Executive acknowledges and agrees that by virtue of the release set forth in Paragraph 4 above, Executive has waived any relief available to Executive (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Separation Agreement. Therefore Executive agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived by this Separation Agreement.

10.         Non-Admission of Liability. Executive and Company each acknowledge and agree that this Separation Agreement and the consideration given hereunder is not to be construed or used as an admission by any Party of any liability whatsoever, nor shall it be construed or used as an admission of any act or fact whatsoever.

11.         Independent Legal Advice. The Parties hereto warrant, represent and agree that in executing this Separation Agreement, they do so with full knowledge of the rights they may have with respect to the other Parties to this Separation Agreement, and each Party acknowledges that Company has been received legal advice as to these rights from Munger, Tolles & Olson LLP and Executive has received independent legal advice as to these rights from Sayad & Biren PC. Company agrees to pay or reimburse Executive for all reasonable legal fees and other expenses incurred by him in connection with the review and negotiation of this Separation Agreement not to exceed $20,000.00 in the aggregate

12.         Paragraph Headings/Construction. Paragraph headings contained in this Separation Agreement are for convenience only and shall not be considered for any purpose in construing this Separation Agreement. This Separation Agreement shall be construed without regard to the Party or Parties responsible for the preparation of the same and shall be deemed to have been prepared jointly by the Parties hereto. Any ambiguity or uncertainty existing herein shall not be interpreted against either Party, but according to the application of other rules of contract interpretation, if any ambiguity or uncertainty exists.

13.         Entire Agreement. This Separation Agreement (including the exhibits attached hereto), the Severance Agreement and the Indemnification Agreement set forth the entire agreement between the Parties hereto relating to the subject matters herein, and fully supersedes any and all prior agreements or understandings between the Parties hereto pertaining to the subject matters hereof. The provisions of this Separation Agreement may be amended and waived only with the prior written consent of the Parties, and no course of conduct or failure or delay in enforcing the provisions of this Separation Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Separation Agreement or any provision hereof. In the event of any conflict between any of the provisions of this Separation Agreement and of the Severance Agreement, the provisions of this Separation Agreement shall control.

14.         Binding Effect. This Separation Agreement shall be binding upon and inure to the benefit of all Parties hereto, and their respective heirs, representatives, successors and assigns.

15.         Miscellaneous. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents, without reference to principles of conflicts of law. Should any provision of this Separation Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and any said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement.

16.         Notices. For purposes of this Separation Agreement, notices and all other communications contemplated by this Separation Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home or other address that Company has on file for Executive. In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Senior Vice President, Legal and Corporate Development or to such other address as either Party shall designate by giving like notice of such change to the other Party.

17.         Arbitration. Any claim or controversy arising out of or relating to this Separation Agreement shall be submitted to arbitration in accordance with the dispute resolution provision set forth in Section 11 of the Severance Agreement.

18.         Code Section 409A. To the extent that this Separation Agreement or any plan, program or award of Company in which Executive participates or which has been or is granted by Company to Executive, as applicable, is subject to Section 409A of the Code, Company and Executive agree to cooperate and work together in good faith to timely amend each such plan, program or award to comply with Section 409A of the Code.

19.         Counterparts; Execution. This Separation Agreement may be signed in counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of copies of an executed document shall be deemed a valid delivery of an executed agreement. A facsimile, PDF or any other type of copy of an executed version of this Agreement signed by a party is binding upon the Parties to the same extent as the original of the signed Agreement.

20.         Authority. The Company represents that the individual signing this Separation Agreement on the Company’s behalf is authorized to do so and has the authority to bind the Releasees on behalf of whom he signs to the terms and conditions of this Separation Agreement.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement as of the Effective Date.

Avalanche Biotechnologies, Inc.

By:	/s/ Hans P. Hull
Name: Hans P. Hull
Title: President and Chief Executive Officer

/s/ Thomas W. Chalberg, Jr.
Thomas W. Chalberg, Jr.

Exhibit A

Equity Awards

See attached.

LIST OF CHALBERG EQUITY AWARDS

Date of Grant	Exercise Price		Number of Shares Subject to Award		Plan	Vesting Schedule	Shares Vested as of assumed termination date of 7/23/2015		Maximum Number of Shares that may Vest during Consulting Period	Shares Forfeited[1]	Type of Award
2/24/2012	$0.21	[2]	159,587	[3]	2006 Plan	Monthly vesting over 48 months	132,920	[4]	26,667	0	Option/ISO
11/15/2012	$0.19		1,040,000		2006 Plan	Monthly vesting over 48 months	693,333		260,000	86,667	Option/NSO
7/30/2014	$17.00		80,000		2006 Plan	25% and monthly vesting for 36 months thereafter	0		38,333	41,667	Option[5]
4/21/2015	$39.35		67,000		2014 Plan	25% and monthly vesting for 36 months thereafter	0		20,937	46,063	Option[6]
4/21/2015	N/A		23,000		2014 Plan	25% vesting each year	0		5,750	17,250	RSU

[1]	Assumes resignation occurs July 23, 2015.
[2]	Exercise price increased to $0.21 to reflect Executive’s status as a 10% stockholder under the ISO regulations.
[3]	Reflects exercise of 413 shares in December 2014.
[4]	Reflects exercise of 413 shares in December 2014.
[5]	Under ISO regulations, 22,953 shares may qualify as ISOs and 57,047 would be treated as NSOs.
[6]	Under ISO regulations, 2,541 shares may qualify as ISOs and 64,459 would be treated as NSOs.

Exhibit B

Proprietary Information and Inventions Assignment Agreement

See attached.

Avalanche Biotechnologies, Inc.

CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In partial consideration and as a condition of my consultancy by AVALANCHE BIOTECHNOLOGIES, (the “Company”), and effective as of July 23, 2015, I, the undersigned, agree as follows:

1. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

1.1 Confidential Information. During the term of my consultancy, I may receive and otherwise be exposed to confidential and proprietary information relating to the Company’s business, strategies, designs and technologies, or to proprietary or confidential information relating to the Company’s suppliers, customers or business partners. Such confidential and proprietary information may include but not be limited to confidential or proprietary information supplied to me with the legend “Confidential” or “Proprietary,” or equivalent, and any of the following types of information, whether or not marked as confidential or proprietary: (i) information regarding physical or chemical or biological materials (such as, but not limited to, reagents, gene sequences, nucleic acids, cell lines, media, antibodies, compounds, c-DNAs, antisense nucleotides, proteins and vectors) and techniques for their handling and use; (ii) information regarding ideas, technology and processes (such as, but not limited to, assays, techniques, sketches, schematics, drawings, works of authorship, models, designs, inventions, know-how, technical documentation, equipment, algorithms, software programs, software source documents, formulae); (iii) information concerning or resulting from research and development projects and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); (iv) business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, customer lists, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and information regarding third parties, suppliers, customers, employees, investors or facilities); (v) Inventions (as defined below), and (iv) information, derivatives, improvements or enhancements created using the foregoing information, (all of the above collectively referred to as “Confidential Information”). I understand that Confidential Information shall not include information that (a) is in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of mine, (b) is already in my possession prior to my employment with the Company (as reflected by my written records), or (c) is required to be disclosed pursuant to an order of any competent court or government agency or rules of a securities exchange.

1.2 Duties. I acknowledge the confidential and secret character of the Confidential Information, and agree that the Confidential Information is the sole, exclusive and extremely valuable property of Company. Accordingly, I agree not to use the Confidential Information except in the performance of my authorized duties as a consultant of Company, and not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of my consultancy, without the prior written consent of the Company on a case-by-case basis. Appropriate prior written consent may be obtained from the Board of

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Directors or the interim or permanent Chief Executive Officer of the Company. Upon termination of my consultancy, I agree to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement.

2. PROPERTY OF THE COMPANY. All notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind which shall come into my possession at any time after the commencement of my consultancy with the Company, relating to any Inventions (as defined below) or Confidential Information, shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company upon termination of my consultancy with the Company, or upon request by the Company, at any other time either during or after the termination of such consultancy. I further agree that in the event of termination of my consultancy with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

3. INVENTIONS.

3.1 Disclosure. I shall disclose promptly in writing to an officer or to attorneys of the Company in accordance with the Company’s policies and procedures any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any documentation, formula, design, device, code, improvement, method, process, discovery, concept, development, machine or contribution, techniques, formulas, formulations, data, programs, organisms, plasmids, cosmids, bacteriophages, expression vectors, cells, cell lines, tissues, materials, substrates, media, delivery methods or transfection methods, assays, compounds, peptides, proteins, DNA, RNA, and their constructs, and sequence, genomic, and structural information relating thereto, crystals, optically active materials, ceramics, metals, metal oxides, and organic and inorganic chemical, biological and other material and their progeny, clones and derivatives and salt forms (any of the foregoing items hereinafter referred to as an “Invention”) I may conceive, make, develop or work on, in whole or in part, solely or jointly with others, during the term of my consultancy with the Company. The disclosure required by this Section applies (a) during the period of my consultancy with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by me during my regular hours of service with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (e) whether or not the Invention is related to the general line of business engaged in by the Company. The Company agrees that it will take reasonable precautions to keep Inventions disclosed to it pursuant to this Section 3.1 in confidence and shall not use any Inventions for its own advantage unless those Inventions are assigned or assignable to the Company pursuant to Section 3.2 or otherwise.

3.2 Assignment of Inventions to Company; Exemption of Certain Inventions. I hereby assign to the Company, and agree to assign automatically without requirement of further writing when first reduced to practice or recorded in a tangible medium, without royalty or any other further consideration, my entire right, title and interest in and to all Inventions and all

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intellectual property rights therein that (i) relate to the performance of Services, as defined in Paragraph 3 of the Separation Agreement and General Release between the parties dated July 23, 2015 (the “Separation Agreement”) or (ii) I conceive, make, develop or work on during the period of my consultancy with the Company, except those Inventions that I develop entirely on my own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or Confidential Information, unless those Inventions either (a) relate, at the time of conception or reduction to practice of the Invention, to the Field, as defined in Paragraph 3 of the Separation Agreement; or (b) result from or are related to any work performed by me for the Company, in which case I agree that any such Inventions shall also be automatically assigned to the Company. I acknowledge and agree that, notwithstanding my status as an independent contractor, the Company has hereby notified me that the assignment provided for in Section 3.2(ii) does not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code, as applicable, a copy of which is attached as Exhibit B. I also acknowledge and agree that nothing in this Section 3.2 above limits the assignment of any other rights in or to Confidential Information or other technology or intellectual property of the Company other than Inventions.

3.3 Records. I will make and maintain adequate and current written records of all Inventions covered by Section 3.1. These records shall be and remain the property of the Company.

3.4 Patents and Other Rights. Subject to Section 3.2, I will assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 3.1, and otherwise will assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement. Reasonable costs related to such assistance, if required, will be paid by the Company. I further agree that my obligations under this Section 3.4 shall continue beyond the termination of my consultancy with the Company, but if I am called upon to render such assistance after the termination of such consultancy, I shall be entitled to a fair and reasonable rate of compensation for such assistance. I shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance after the term of my consultancy. I hereby agree to waive any moral rights I may have in any copyrightable work I create on behalf of the Company. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3.4 with the same legal force and effect as if executed by me.

3.5 Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C hereto, there are no other contracts to assign Inventions that are now in existence between any other person or entity and me. I further represent that (a) I am not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving

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my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an independent contractor of the Company will not breach, or constitute a default under any agreement to which I am bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. I will not, in connection with my consultancy with the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit C of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). I hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

4. NON-SOLICITATION. During the term of my consultancy with the Company and for a period of one (1) year thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company. During the term of my consultancy with the Company, I will not solicit the business of any customer or client of the Company on my own behalf or on behalf of any person or entity other than the Company.

5. MISCELLANEOUS. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or its obligations hereunder without the prior written consent of the Company and any such purported assignment without consent shall be null and void from the beginning. I acknowledge that I am a party to the Employee Confidential Information and Inventions Assignment Agreement with Company, dated July 15, 2014 (the “Prior Agreement”) , which agreement shall continue to survive my termination of employment with Company as of the date hereof. This Agreement and the Prior Agreement constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California exclusively, without regard to conflict of law provisions. I agree that upon Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Francisco, California, and I hereby agree to consent to the personal jurisdiction of such courts. Any notices required or permitted hereunder shall be given to the

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appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

IN WITNESS WHEREOF, I have executed this document as of the 23 day of July, 2015.

Consultant

AGREED AND ACKNOWLEDGED:

Avalanche Biotechnologies

By:
Name:
Title:

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EXHIBIT A

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Company or its affiliates (the “Company”), or copies thereof, including, without limitation, any item of Confidential Information listed in Section 3 of the Company’s Confidentiality And Inventions Assignment Agreement (the “Agreement”) to which I am a party.

I further certify that I have complied with all of the terms of the Agreement signed by me, including the reporting of any Inventions (as defined in the Agreement) covered by the Agreement.

I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my consultancy with the Company unless authorized in writing to do so by the Board of Directors of the Company or the or the interim or permanent Chief Executive Officer of the Company.

Date:

(Consultant’s Signature)

(Printed or Typed Name of Consultant)

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EXHIBIT B

California Labor Code

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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EXHIBIT C

BACKGROUND TECHNOLOGY

(List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.)

(List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary)

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Exhibit C

Consulting Agreement Release

See attached.

GENERAL RELEASE

This General Release (“Release Agreement”), dated [                    ] (“Effective Date”), is entered into by and between Thomas W. Chalberg, Jr. (“Consultant”) and Avalanche Biotechnologies, Inc. (“Company”). The term “Parties” or “Party” used herein shall refer to Consultant, Company, or both, as may be appropriate.

WHEREAS, on or about July 23, 2015 Consultant entered into a Separation Agreement and General Release with Company (the “Separation Agreement”) covering terms and conditions of Consultant’s resignation of employment with Company and subsequent consultancy with Company; and

WHEREAS, as a condition to Consultant receiving certain benefits under Section 3(b) of the Separation Agreement, Consultant agrees to enter into this Release Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Consultant Release.

(a) Consultant, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Consultant Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Consultant Claim arising out of or in any way connected with Consultant’s service as an officer, director, employee, member or manager of any Releasee, Consultant’s separation from his position as an officer, director, employee, consultant, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of Consultant’s execution of this Separation Agreement including, without limiting the generality of the foregoing, any Consultant Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, Section 17200 of the California Business and Professions Code, or any other federal, state or local law, regulation, or ordinance, or any Consultant Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to any obligation of Company to Consultant pursuant to any of the following: (1) any obligation created by or arising out of this Separation Agreement, (2) any right to indemnification that Consultant may have pursuant to the Indemnification Agreement, dated July     , 2014, between Consultant and Company or under California Labor Code Section 2802; (3) with respect to any rights that Consultant may have to insurance coverage for such losses, damages or expenses under any

Company (or subsidiary or affiliate) directors and officers liability insurance policy; or (4) any vested rights under any Company benefit plans, including, but not limited to payment of benefits that Consultant may have under a retirement plan sponsored or maintained by Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this release does not cover any Consultant Claim that cannot be so released as a matter of applicable law. Consultant does not release or waive his right to enforce the Separation Agreement.

(b) Consultant intends that this Release Agreement also operates as a waiver of all presently unknown claims, injuries, and/or damages, whether developed or undeveloped, even those now unknown or unsuspected. Thus, Consultant expressly waives the provisions of Section 1542 of the California Civil Code, which reads: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542 of the California Civil Code, and for the purpose of implementing the full and complete release and discharge intended by the Parties, Consultant expressly acknowledges that this Release Agreement is intended to include in its effect, without limitation, claims and causes of action which Consultant does not know of or suspect to exist in his favor at the time of execution of this Release Agreement and that Consultant intends by this Release Agreement to extinguish all such claims and causes of action.

(c) Consultant warrants and represents that Consultant has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

2. Company Release. Company, on behalf of itself, its Board of Directors and each of its parents, subsidiaries and affiliates, and each of them, hereby covenants not to sue Consultant and fully releases and discharges Consultant, his descendants, dependents, heirs, executors, administrators, assigns, attorneys, advisors, and successors, hereinafter together and collectively referred to as the “Consultant Releasees,” with respect to and from any and all claims, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Company Claim”), which it now owns or holds or it has at any time heretofore owned or held or may in the future hold as against Consultant (including, without limitation, any Company Claim arising out of or in any way connected with Consultant’s service as an officer, director, employee, or independent contractor of Company, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), resulting from any act or omission by or on the part of said Consultant, committed or omitted prior to the date of Company’s execution of this Release Agreement; provided, that, Company Claim shall not include any claim arising out of any act or failure to act by Consultant that constitutes gross negligence, willful misconduct or fraud, which claims are expressly excluded in their entirety from the foregoing release and are unaffected thereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Release Agreement as of the Effective Date.

Avalanche Biotechnologies, Inc.

By:
Name:
Title:

Thomas W. Chalberg, Jr.